SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):    January 23, 1996



                             BE AEROSPACE, INC.
           (Exact name of registrant as specified in its charter)



           Delaware              0-18348              06-1209796

           (State or Other       (Commission          (IRS Employer
           Jurisdiction  of      File Number)         Identification No.)
           Incorporation)



              1400 Corporate Center Way, Wellington, FL 33414
            (Address of principal executive offices)  (Zip Code)



Registrant's telephone number:                         (407) 791-5000




                                   N/A
         (Former name or former address, if changed since last report)








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Item 2.   Acquisition or Disposition of Assets

     Pursuant to an Acquisition Agreement dated as of December 14, 1995 among BE Aerospace, Inc. (the "Company"), Eagle Industrial Products Corporation, Eagle Industries, Inc. ("Eagle Industries") and Great American Management and Investment, Inc., on January 23, 1996, the Company acquired all of the issued and outstanding capital stock of Burns Aerospace Corporation ("Burns"), a wholly owned subsidiary of Eagle Industries. Burns manufactured and sold seats for commercial aircraft throughout the world. Immediately following the closing of the acquisition, Burns was merged into the Company.

     The aggregate purchase price for the acquisition of Burns was approximately $42.5 million in cash, subject to certain post-closing adjustments. Of this amount, $2.5 million was placed in escrow to cover indemnification obligations. The acquisition of Burns was funded with a portion of the proceeds of an offering of $100 million aggregate amount of 9 7/8% Senior Subordinated Notes due 2006, the closing of which also occurred on January 23, 1996. The amount of the purchase price was determined by arms - length negotiations among the parties.

Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits.

     (a) Financial Statements of Business Acquired. The financial statements of Burns were filed with the Company's Registration on Form S-4 (No. 333-00433) filed with the Commission on January 25, 1996.

     (b) Pro Forma Financial Information. The required unaudited pro forma financial information was filed with the Company's Registration on Form S-4 (No. 333-00433) filed with the Commission on January 25, 1996.

     (c) Exhibits. The Acquisition Agreement was filed with the Company's Current Report on Form 8-K dated December 14, 1995 filed with the Commission on December 28, 1995.








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                                   SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   BE AEROSPACE, INC.


Date:  February 6, 1996                 By:   /s/ Thomas P. McCaffrey








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